NEWS RELEASE

CONTACT:
CONMED Corporation
Luke Pomilio
Chief Financial Officer
315-624-3202
LukePomilio@conmed.com

FOR RELEASE: 4:05 PM (Eastern) April 22, 2015

CONMED Corporation Announces First Quarter 2015 Financial Results

Utica, New York, April 22, 2015 ----- CONMED Corporation (Nasdaq: CNMD) today announced financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Financial Highlights

•	Sales were $177.9 million, a decrease of 2.2% compared to the first quarter of 2014. On a constant currency basis, sales increased 0.8% over the prior-year period.
•	Diluted earnings per share (GAAP) were $0.23, compared to $0.31 in the first quarter of 2014.
•	Adjusted diluted earnings per share were $0.42 versus $0.49 in the prior-year period.

"Our focus remains on transforming our commercial organization to facilitate sales and earnings growth. Beyond the positive constant currency sales growth realized during the quarter, I am pleased with the operational progress we have made to position our company for future success," commented Curt R. Hartman, CONMED’s President and Chief Executive Officer.

Sales Analysis

For the quarter ended March 31, 2015, domestic sales, which represented 48.9% of total sales, increased slightly due to positive growth in capital equipment sales. International sales, which represented 51.1% of total sales, declined 4.2% compared to the first quarter of 2014 on a reported basis. Foreign currency exchange rates, including the effects of the FX hedging program, had a negative impact of $5.5 million on first quarter sales. In constant currency, international sales increased 1.5% versus the prior-year period. Outside the United States, an increase in capital sales was offset by a slight decline in the sales of single-use products on a constant currency basis.

Earnings Analysis

Reported net earnings of $6.3 million decreased 26.8% in the quarter, compared to net earnings of $8.6 million in the prior year. Reported diluted net earnings per share of $0.23 decreased 25.8% in the quarter compared to the prior year. Reported net earnings include restructuring costs in 2015 and 2014, and charges for a patent dispute, shareholder activism, and the New York State corporate tax reform in 2014. The effect of each of these items on reported net earnings appears in the reconciliation of GAAP to non-GAAP measures provided below.

Excluding the impact of the items described above, adjusted net earnings of $11.8 million decreased 13.1% and adjusted diluted net earnings per share of $0.42 decreased 14.3% year over year. The benefits of higher sales volume and lower operating expenses in the current quarter were more than offset by the negative impact of foreign currency, the expensing of unfavorable production variances incurred in prior periods, and a higher tax rate.

2015 Outlook

The Company reiterated its previously disclosed constant currency sales guidance, which calls for organic sales growth in 2015 to be in the range of 1% to 3%. If foreign currency exchange rates hold near current levels, the Company expects net sales for the last three quarters of 2015 to be negatively impacted by $3.9 million as compared to prior sales guidance, which was based on January 23, 2015 currency rates. Using current exchange rates, CONMED now anticipates that reported sales for 2015 will be in the range of $723 million to $738 million, representing a range of (2%) to 0%, and adjusted diluted net earnings per share will be in the range of $1.82 to $1.92.

Conference Call

The Company’s management will host a conference call today at 4:30 p.m. ET to discuss its first quarter results.

To participate in the conference call, dial 877-280-4961 (domestic), or 857-244-7318 (international), and provide the passcode “CONMED.”

This conference call will also be webcast and can be accessed from the Investors section of CONMED's web site at www.conmed.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 6:30 p.m. ET on Wednesday, April 22, 2015, until 11:59 p.m. ET on Wednesday, April 29, 2015. To hear this recording, you may dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 72447655.

About CONMED

CONMED is a medical technology company that provides surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties, including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. The Company distributes its products worldwide from several manufacturing locations. CONMED has a direct selling presence in 16 countries outside the United States and international sales constitute over 50% of the Company’s total sales. Headquartered in Utica, New York, the Company employs 3,400 people. For more information, visit www.conmed.com.

Forward-Looking Statements

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to the risks relating to forward-looking statements discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency; adjusted gross profit; cost of sales excluding specified items; adjusted selling and administrative expenses; adjusted operating income; adjusted effective income tax rate; adjusted net earnings; and adjusted diluted net earnings per share (EPS). We believe that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Further, the presentation of EBITDA is a non-GAAP measurement that management considers useful for measuring aspects of the Company’s cash flow. Management uses these non-GAAP financial measures for reviewing the operating results and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.

To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings.  These adjustments are irregular in timing, may not be indicative of our past and future performance and are therefore excluded to allow investors to better understand underlying operating trends.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, cost of sales, selling and administrative expenses, operating income, effective income tax rate, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Consolidated Condensed Statements of Income

Three Months Ended March 2015 and 2014

(in thousands except per share amounts, unaudited)

	2015	2014
Net sales	$177,940	$181,941
Cost of sales	85,658	79,359
Gross profit	92,282	102,582
% of sales	51.9%	56.4%
Selling and administrative expense	74,786	78,364
Research and development expense	6,542	6,910
Income from operations	10,954	17,308
% of sales	6.2%	9.5%
Interest expense	1,460	1,461
Income before income taxes	9,494	15,847
Provision for income taxes	3,182	7,221
Net income	$6,312	$8,626

Basic EPS	$0.23	$0.32
Diluted EPS	$0.23	$0.31

Basic shares	27,573	27,349
Diluted shares	27,820	27,854

Consolidated Condensed Balance Sheets

(in thousands, unaudited)

	March	December
	2015	2014
Assets:
Cash and cash equivalents	$65,729	$66,332
Accounts receivable, net	128,950	129,287
Inventories	144,199	148,149
Other current assets	35,188	37,382
Total Current Assets	374,066	381,150
Property, plant and equipment, net	132,958	133,429
Goodwill	255,748	256,232
Other intangible assets, net	313,798	316,440
Other assets	11,176	10,943
Total Assets	$1,087,746	$1,098,194

Liabilities and Shareholders' Equity
Current liabilities	$113,485	$115,956
Long-term debt, excluding current maturities	257,201	240,201
Other liabilities	142,970	160,739
Shareholders' equity	574,090	581,298
Total Liabilities and Shareholders' Equity	$1,087,746	$1,098,194

Consolidated Condensed Statements of Cash Flows

Three Months Ended March 2015 and 2014

(in thousands, unaudited)

	2015	2014
Operating Activities
Net income	$6,312	$8,626
Depreciation and amortization	10,170	10,868
Changes in operating assets and liabilities and other, net	(1,673)	(2,469)
Net cash provided by operating activities	14,809	17,025

Investing Activities
Payments related to business acquisitions	(853)	—
Purchases of property, plant, and equipment	(4,061)	(4,065)
Net cash used in investing activities	(4,914)	(4,065)

Financing Activities
Proceeds of debt	17,000	27,000
Payments related to distribution agreement	(16,667)	(16,667)
Dividend payments on Common Stock	(5,510)	(5,545)
Repurchase of Common Stock	—	(16,862)
Other, net	543	867
Net cash used in financing activities	(4,634)	(11,207)

Effect of exchange rate change on cash and cash equivalents	(5,864)	122
Net increase (decrease) in cash and cash equivalents	(603)	1,875
Cash and cash equivalents at beginning of period	66,332	54,443
Cash and cash equivalents at end of period	$65,729	$56,318

Sales Summary

Three Months Ended March 2015 and 2014

(in millions, unaudited)

			% Change
	2015	2014	As Reported	Constant Currency
Orthopedic Surgery	$98.6	$105.9	-6.9%	-3.2%
General Surgery	66.1	63.5	4.1%	5.8%
Surgical Visualization	13.2	12.5	5.6%	9.6%
	$177.9	$181.9	-2.2%	0.8%

Single-use products	$140.1	$146.4	-4.3%	-1.4%
Capital products	37.8	35.5	6.5%	9.9%
	$177.9	$181.9	-2.2%	0.8%

Reconciliation of Reported Net Earnings to Adjusted Earnings

Three Months Ended March 2015 and 2014
(in thousands except per share amounts, unaudited)

	2015
	Gross Profit	Selling & Administrative Expense	Operating Income	Net Income	Effective Tax Rate	Diluted EPS
As reported	$92,282	$74,786	$10,954	$6,312	33.5%	$0.23
% of sales	51.9%		6.2%
Restructuring costs[1]	2,329	(6,180)	8,509	5,445	1.2%	0.19
Adjusted	$94,611	$68,606	$19,463	$11,757	34.7%	$0.42
% of sales	53.2%		10.9%

	2014
	Gross Profit	Selling & Administrative Expense	Operating Income	Net Income	Effective Tax Rate	Diluted EPS
As reported	$102,582	$78,364	$17,308	$8,626	45.6%	$0.31
% of sales	56.4%		9.5%
Restructuring costs[1]	948	(713)	1,661	1,063	-0.9%	0.04
Patent dispute and shareholder activism[2]	—	(2,484)	2,484	1,590	-1.1%	0.06
New York State corporate tax reform[3]	—	—	—	2,258	-11.3%	0.08
Adjusted	$103,530	$75,167	$21,453	$13,537	32.3%	$0.49
% of sales	56.9%		11.8%

1 In 2014 and 2015, the Company continued its operational restructuring, including the consolidation of our Centennial, Colorado manufacturing operations into other existing CONMED manufacturing facilities. Additionally, in 2014 and 2015, the Company restructured certain sales, marketing and administrative functions and incurred severance and other related costs.

2 In 2014, the Company incurred legal and settlement costs associated with a patent infringement claim as well as shareholder activism related costs.

3 In 2014, New York State enacted corporate tax reform changing the tax rate of a manufacturing company such as CONMED to essentially 0%. As a result, our previously recorded New York State net deferred tax assets were written off to income tax expense.

CONMED Corporation

Reconciliation of Reported Net Income to EBITDA & Adjusted EBITDA

Three Months Ended March 2015 and 2014

(in thousands, unaudited)

	2015	2014
Net income	$6,312	$8,626
Provision for income taxes	3,182	7,221
Interest expense	1,460	1,461
Depreciation	4,633	4,568
Amortization	5,390	6,154
EBITDA	$20,977	$28,030

Stock based compensation	1,256	1,185
Restructuring costs	8,509	1,661
Patent dispute and shareholder activism	—	2,484
Adjusted EBITDA	$30,742	$33,360

EBITDA Margin
EBITDA	11.8%	15.4%
Adjusted EBITDA	17.3%	18.3%

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